UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 24, 2023

Verastem, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35403	27-3269467
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Kendrick Street, Suite 500, Needham, MA	02494
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 292-4200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VSTM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Chief Financial Officer Appointment

On October 24, 2023, the board of directors (the “Board”) of Verastem, Inc. (the “Company”) appointed Daniel Calkins as Chief Financial Officer of the Company. As previously disclosed, Mr. Calkins has served as the Company’s principal financial officer and principal accounting officer on an interim basis since October 31, 2022.

In connection with his appointment, the Company entered into an employment agreement with Mr. Calkins (the “Agreement”), dated as of October 24, 2023, governing the terms of Mr. Calkins’s employment for an indefinite term. The Agreement replaces and supersedes any prior existing employment agreement between Mr. Calkins and the Company. Under the Agreement, Mr. Calkins will receive an initial annual base salary of $300,000 and is eligible for an annual bonus target of 35% of his base salary, which will be pro-rated for the remainder of the year ended December 31, 2023, with Mr. Calkins’ 2023 annual bonus for the period prior to October 19, 2023 determined on the terms as in effect prior to October 19, 2023 and pro-rated for that portion of the year.

Pursuant to the terms of the Agreement, on October 24, 2023 (the “Grant Date”), the Company granted Mr. Calkins an option to purchase 25,000 shares of its common stock at an exercise price equal to $6.89 per share, the closing price of the Company’s common stock as reported by the Nasdaq Capital Market on the Grant Date, to vest as to 25% of the shares on the one-year anniversary of the Grant Date, and as to an additional 6.25% of the shares at the end of each successive three-month period following the first anniversary of the Grant Date until the fourth anniversary of the Grant Date, subject to Mr. Calkins’ continuing service with the Company on the applicable vesting date.

Under the Agreement and subject to Mr. Calkins’ execution and non-revocation of an effective release of claims, if Mr. Calkins’ employment is terminated by the Company without Cause (as defined in the Agreement) or by Mr. Calkins for Good Reason (as defined in the Agreement), he will be entitled to receive the following severance benefits: (i) nine months of base salary continuation, (ii) if Mr. Calkins exercises his right to continue participation in the Company’s health and dental plans under the federal law known as COBRA, a monthly cash amount equal to the full premium cost of that participation for nine months (or, if earlier, until the time when Mr. Calkins becomes eligible to enroll in the health or dental plan of a new employer), and (iii) any base salary earned, but not yet paid, through the date of termination and any bonus which has been awarded, but not yet paid, on the date of termination.

If Mr. Calkins’ employment is terminated by the Company without Cause or by Mr. Calkins for Good Reason, in either case within 90 days prior to or within 18 months following, a Change of Control (as defined in the Agreement), subject to Mr. Calkins’ execution and non-revocation of an effective release of claims, he will instead be entitled to receive the following severance benefits: (i) a lump sum amount equal to 12 months of his base salary, (ii) if Mr. Calkins exercises his right to continue participation in the Company’s health and dental plans under the federal law known as COBRA, a monthly cash amount equal to the full premium cost of that participation for 12 months (or, if earlier, until the time when Mr. Calkins becomes eligible to enroll in the health or dental plan of a new employer), (iii) a pro-rata portion of his target annual bonus amount for the year in which the termination occurs, calculated based on the number of days Mr. Calkins was employed by the Company in such year, (iv) accelerated vesting of all outstanding stock options, restricted stock and restricted stock units held by Mr. Calkins that, by their terms, vest only based on the passage of time, and (v) any bonus which has been awarded, but not yet paid on the date of termination. In addition, upon a Change of Control, any then unvested stock options, restricted stock and restricted stock units which are outstanding as of the effective date and which, by their terms, vest based on the achievement of specified performance criteria will vest to the extent they are not assumed or continued by the acquirer in such Change of Control.

The foregoing summary of the Agreement is qualified in its entirety by the copy of the Agreement filed as Exhibit 10.1 hereto and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated October 24, 2023, by and between Verastem Inc. and Daniel Calkins
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERASTEM, INC.

Dated: October 27, 2023	By:	/s/ Daniel W. Paterson
Daniel W. Paterson
Chief Executive Officer